EXHIBIT 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

Atour Lifestyle Holdings Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(h)	21,444,931	(3)	$0.85	$18,228,191.35	$0.0001102	$2,008.75
Equity	Class A ordinary shares, par value $0.0001 per share	Rule 457(c) and (h)	29,584,615	(4)	$8.56	$253,244,304.40	$0.0001102	$27,907.52
Total Offering Amounts						$271,472,495.75		$29,916.27
Total Fees Previously Paid								—
Total Fee Offsets								$29,916.27	(5)
Net Fee Due								$0

(1) The Class A ordinary shares of Atour Lifestyle Holdings Limited (the “Registrant”) registered hereunder are represented by the Registrant’s American depositary shares (“ADSs”), each representing three Class A ordinary shares, par value $0.0001 per share. The registrant’s ADSs issuable upon deposit of the Class A ordinary shares have been registered under a separate registration statement on Form F-6 (333-257343).

(2) Represents Class A ordinary shares which are issuable upon exercise of options and pursuant to other awards granted under the Public Company Share Incentive Plan of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of Class A ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the Public Company Share Incentive Plan.

(3) Represents Class A ordinary shares which are issuable upon the exercise of outstanding options previously granted under the Public Company Share Incentive Plan as of the date of this registration statement and the corresponding proposed maximum offering price per share represents the weighted average of the exercise price of options which have been already granted and are outstanding under the Public Company Share Incentive Plan.

(4) Represents Class A ordinary shares to be issued pursuant to the Public Company Share Incentive Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$25.685 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on February 3, 2022.

(5) The Registrant previously registered its Class A ordinary shares with a proposed maximum aggregate offering price of $70,957,875 on its registration statement on Form F-1, as amended (File No. 333-256881) (the “Prior Registration Statement”), which was declared effective by the Securities and Exchange Commission on November 10, 2022. Prior to that, the Registrant paid a total amount of $38,422.44 in registration fees in connection with the Prior Registration Statement on June 24, 2021 for a proposed maximum aggregate offering price of $352,176,341.55 at a registration fee rate of $92.70 per million. Therefore, no additional registration fees is required in connection with the filing of this Registration Statement on Form S-8 as currently a total amount of $30,602.88 of the registration fees paid by the Registrant for the filings of the Prior Registration Statement remain available to the Registrant, of which $29,916.27 is being applied to offset registration fees payable in connection with this Registration Statement on Form S-8.